UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Alexandria Real Estate Equities, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENTAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 13, 2026

May 7, 2026

The following supplemental information (this “Proxy Supplement”) is being provided by Alexandria Real Estate Equities, Inc. (the “Company”) in connection with the Company’s proxy statement, dated April 1, 2026, (the “Proxy Statement”) furnished in connection with the 2026 Annual Meeting of Shareholders of the Company, scheduled for May 13, 2026. Terms used and not otherwise defined in this Proxy Supplement have the respective meanings ascribed to such terms in the Proxy Statement. The information set forth in this Proxy Supplement is in addition to the information set forth in the Proxy Statement, and should be read in conjunction with the Proxy Statement.

Proposal One: Election of Directors

On May 1, 2026, the proxy advisory firm Institutional Shareholder Services (“ISS”) issued an advisory report regarding our 2026 Annual Meeting of Shareholders. In its report, ISS recommended that the Company’s shareholders vote against the election of the chair of the Company’s Nominating & Governance Committee, James Cain because the Company determined to exclude a Rule 14a-8 shareholder proposal (the “Proposal”) from John Chevedden (the “Proponent”) from its proxy materials. ISS concluded that “[a] vote AGAINST the chair of the governance committee, James Cain, is warranted” because “[t]he company determined to exclude a shareholder proposal at this year's annual meeting on a topic that has long been considered an appropriate subject for consideration by shareholders, with limited rationale provided.” We have prepared this Proxy Supplement to provide additional details regarding the Company’s determination that it had reasonable grounds to exclude the Proposal from its proxy materials.

THE PROPOSAL

The Proposal set forth the following proposed resolution to be voted upon by the Company’s shareholders at the 2026 Annual Meeting: “Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.”
The Company determined that the Proposal was excludable from its proxy materials pursuant to: (i) Rule 14a-8(i)(3) because the Proposal contained materially false and misleading assertions in violation of the proxy rules, including Rule 14a-9, and (ii) Rule 14a-8(i)(7) because the Proposal impermissibly sought to micromanage the Company:

I.The Proposal contained materially false and misleading statements in violation of the proxy rules, including Rule 14a-9.

The Proposal contained numerous false and misleading statements about the Company’s operations and performance, which rendered it misleading because these statements were central to the Proponent’s rationale for advocating an independent board chairman:
•The Proposal was materially misleading with respect to the Company’s current corporate governance structure.
    The Proposal stated: “Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.” (emphasis added) This statement implies that the roles of Chairman and CEO are currently combined at the Company, but these roles have been fully separated since April 2018. Joel Marcus serves as Executive Chairman, while Peter M. Moglia serves as Chief Executive Officer (and Steven R. Hash serves as Lead Independent Director).1
•The Proposal contained a false statement regarding the Company’s same-property Net Operating Income.
The Proposal stated that: “In its Q2 2025 earnings report, ARE reported a net loss of -$0.64 per share, significantly missing analyst expectations of a positive +$0.59. ARE’s occupancy rate fell to 90% in Q2 2025, a 90-basis-point drop from the previous quarter. This drop was driven by tenants vacating a significant amount of space, leading to a negative same-property net operating income.” (emphasis added) In fact, the Company reported a positive same-property net operating income, aggregating $428.2 million and $858.4 million for the three and six months ended June 30, 2025, respectively.2 By stating that the Company’s same property net operating income was negative, the Proposal significantly misstated this important metric by more than $428.2 million.
•The Proposal used financial metrics that are materially misleading, given the Company’s industry.
According to the Proposal: “In its Q2 2025 earnings report, ARE reported a net loss of -$0.64 per share, significantly missing analyst expectations of a positive +$0.59.” (emphasis added) For equity REITs like the Company, investors and analysts customarily evaluate performance using funds from operations (“FFO”) per share, and FFO per share, as adjusted, which are metrics that were developed for the industry by the National Association of Real Estate Investment Trusts (Nareit).3 Consistent with prevailing market practice for equity REITs such as Alexandria, analyst reports issued by
1 See the Company’s 2025 Proxy Statement on Schedule 14a (pages 19-20).
2 See the Company’s Form 10-Q for the quarterly period ended June 30, 2025.
3 See Nareit Funds From Operations White Paper - 2018 Restatement. Nareit refers to FFO as “ a uniform widely-accepted supplemental industry-wide standard measure of equity REIT operating performance.”

major firms covering the Company generally provide consensus using FFO per share and/or FFO per share as adjusted. By presenting the Company’s earnings per share (EPS) in isolation, omitting FFO per share, as adjusted, and asserting that the Company missed analyst expectations, the Proposal created a very misleading picture of the Company’s operating performance. For the three months ended June 30, 2025, Alexandria reported FFO per share, as adjusted, of $2.33,4 which actually exceeded analyst expectations of $2.29 based upon Bloomberg consensus, contrary to the assertions in the Proposal.
II.The Proposal impermissibly sought to micromanage the Company.

Rule 14a-8(i)(7) permits a company to exclude a shareholder proposal if the proposal “deals with a matter relating to the company’s ordinary business operations.” Pursuant to Exchange Act Release No. 34-40018 (May 21, 1998), there are two “central considerations” underlying the ordinary business exclusion. One is that certain matters are “so fundamental to management’s ability to run a company on a day-to-day basis that they could not, as a practical matter, be subject to direct shareholder oversight.” The second relates to “the degree to which the proposal seeks to ‘micro-manage’ the company by probing too deeply into matters of a complex nature upon which shareholders, as a group, would not be in a position to make an informed judgment.”
On February 12, 2025, the Staff issued Staff Legal Bulletin No. 14M (February 12, 2025), which rescinded Staff Legal Bulletin No. 14L (November 3, 2021) and reinstated the previous guidance on “micro-management” under Staff Legal Bulletin No. 14J (October 23, 2018) and Staff Legal Bulletin No. 14K (October 16, 2019). The Commission’s guidance provides that the determination regarding the excludability of a proposal is based upon the “level of prescriptiveness” and that “a proposal, regardless of its precatory nature, that prescribes specific timeframes or methods for implementing complex policies . . . may run afoul of micromanagement.”5 (emphasis added)
The Proposal stated:
“Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible. The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.
The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.” (emphasis added)
4 See Earnings Press Release and Supplemental Information (Second Quarter Ended June 30, 2025).
5 See Staff Legal Bulletin No. 14K (Oct. 16, 2019).

The prescriptive manner in which the Proposal sought to implement the creation of an Independent Chairman role clearly constituted micro-management. Rather than simply asking the Company to adopt the Proponent’s preferred Board leadership structure, the Proposal went into significant detail by: (i) mandating that the Chairman and CEO roles be separated “as soon as possible,” (ii) imposing an “accelerated” timeline for finding a new independent Chairman, (iii) dictating the interim mechanics, including directing the Board to “select an interim Chairman of the Board” during the search process, and (iv) prescribing a phased implementation tied to executive contract renewals or future CEO transitions, while simultaneously asserting that “it is better to adopt it now.” These are specific and granular prescriptions that were intended to limit the Board’s flexibility and discretion with respect to overseeing the Company’s corporate governance practices, which is a key responsibility of the Board.

As stated in the Proxy Statement, the Board recommends that shareholders vote FOR each of the named director nominees in Proposal 1, including James Cain.